Exhibit 3.2

GTA-IB, LLC

AMENDED AND RESTATED OPERATING AGREEMENT

        In accordance with Section 608.423(1), Florida Statutes, the undersigned sole Member of GTA-IB, LLC, a Florida limited liability company (the "Company") hereby adopts this Operating Agreement effective as of the 12th day of November, 2004.

SECTION I

FORMATION AND OFFICES

        1.1    Formation.    Pursuant to the Florida Limited Liability Company Act ("Act"), an authorized representative of the sole Member has formed a Florida limited liability company by filing Articles of Organization ("Articles") with the Florida Secretary of State with the express business purpose as therein set forth. The Member shall execute or cause to be executed all amendments to Articles, and do all filing, recording and other acts, as may be appropriate under the Act.

        1.2    Offices.    The Company shall have such offices as stated in the Articles, or as the Manager(s) may determine from time to time.

        1.3    Registered Office and Registered Agent.    The location of the registered office and the name of the registered agent of the Company in the State of Florida shall be as stated in the Articles, or as shall be determined from time to time by the Manager(s).

SECTION II

DEFINITIONS AND SCOPE

        2.1    Terms.    Unless otherwise stated herein, all terms shall have the same meaning as contained in the Act.

        2.2    Scope of Operating Agreement.    To the extent not otherwise provided for in this Operating Agreement, all matters relating to the Company and any interest therein shall be governed by Chapter 608 of the Florida Statutes as amended from time to time or any successor statute.

SECTION III

MEMBER ACTIONS

        Any action required or permitted to be taken at a meeting of the sole Member shall be considered validly taken if evidenced by one or more written consents describing the action to be taken and signed by such Member.

SECTION IV

MANAGEMENT AND CONTROL

        4.1    Powers of the Manager(s).    Except as otherwise expressly provided in this Operating Agreement, all of the business and affairs of the Company shall be managed by or under the direction of the Manager if one or more Managers are appointed or otherwise by the Member. The sole Member may appoint one or more officers in addition to or in lieu of Manager(s) who shall manage the business as if such officer(s) were Manager(s). All provisions of this Operating Agreement relating to Manager(s) shall also pertain to officers.

        4.2    Election and Term.    The initial Manager shall be appointed by the sole Member. The initial Manager shall be appointed by the sole Member. The initial Manager shall hold office until his successor(s) have been elected and qualified or until his earlier resignation, removal from office, or death. At the first annual meeting of the sole Member and at each annual meeting thereafter, the Member shall elect Manager(s) to hold office until the next succeeding annual meeting. Each Manager shall hold office for the term for which such Manager is elected and until such Manager's successor is elected and qualifies or until such Manager's earlier resignation, removal from office, or death.

        4.3    Limitation on Powers of Manager(s).    Notwithstanding anything to the contrary contained in this Operating Agreement, no Manager may, without the approval of the sole Member:

          (a)   do any act in contravention of this Operating Agreement;

          (b)   do any act that would make it impossible to carry on the ordinary business of the Company, except as expressly provided in this Operating Agreement;

          (c)   execute or deliver any general assignment for the benefit of the creditors of the Company;

          (d)   assign rights in specific Company property for other than a Company purpose;

          (e)   knowingly or willingly do any act (except an act expressly required by this Operating Agreement) that would cause the Company to become an association taxable as a corporation; or

          (f)    sell all or substantially all of the assets of the Company, mortgage or voluntarily place a lien on any of the assets of the Company or merge the Company with or into another entity.

        4.4    Number, Appointment and Tenure of Manager(s).    The initial Manager(s) of the Company shall be as set forth in Section 4.2. The Member from time to time may fix the number of Manager(s) and appoint such other Manager(s) as the Member deems appropriate.

        4.5    Removal and Resignation of a Manager.

          (a)   Any Manager may be removed from such position at any time, with or without cause, by the Member.

          (b)   A Manager may resign from such position at any time upon giving 30 days' prior written notice to the Member.

          (c)   A Manager may be appointed only by the Member.

        4.6    Quorum and Voting.    A majority of the Manager(s) constitutes a quorum for the transaction of business. The act of the majority of the Manager(s) is the act of the Manager(s). Notwithstanding the above, any person appointed as President by the Member is hereby authorized to independently bind the Company as to third parties subject only to Article 4.3 hereof and any other restrictions imposed by the Member from time to time in writing.

        4.7    Meetings.    A regular meeting of the Manager(s) shall be held without notice, immediately after and at the same place as the annual meeting of the sole Member, if any. The Manager(s) may provide, by resolution, the time and place for the holding of additional regular meetings without notice other than the resolution. Special meetings of the Manager(s) may be called by or at the request of any Manager. Written notice of the time and place of special meetings of the Manager(s) shall be given to each Manager by either personal delivery or by first class United States mail, telegram, or cablegram at least two days before the meeting. Notice of a meeting of the Manager(s) need not be given to any Manager who signs a waiver of notice either before or after the meeting. Attendance of a Manager at a meeting constitutes a waiver of notice of the meeting and all objections to the time and place of the meeting, or the manner in which it has been called or convened, except when the Manager states, at the beginning of the meeting, or promptly upon arrival at the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Manager(s) need be specified in the notice or waiver of notice of the meeting. A majority of the Manager(s) present, whether or not a quorum exists, may adjourn any meeting of the Manager(s) to another time and place. Notice of any adjourned meeting shall be given to the Manager(s) who were not present at the time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of the adjournment, to the other Manager(s).

        4.8    Action Without Meeting.    Any action required or permitted to be taken at any meeting of Manager(s) may be taken without a meeting if the action is evidenced by one or more written consents describing the action to be taken, signed by each and every Manager eligible to vote.

        4.9    Audit Committee.

          (a)   The Company shall maintain an audit committee (the "Audit Committee") of not less than three individuals, with the initial Audit Committee members (the "Committee Members") being the members of the audit committee of Golf Trust of America, Inc.

          (b)   Notice of Audit Committee meetings shall be given in the same manner as notice for special meetings of the Manager(s).

          (c)   One-third, but not less than two (unless the committee has less than two members), of the Committee Members shall be present in person at any meeting of the Audit Committee in order to constitute a quorum for the transaction of business at such meeting, and the act of a majority present shall be the act of the Audit Committee. The Manager(s) may designate a chairman of the Audit Committee, and such chairman or any two members of the Audit Committee (unless the Audit Committee has less than two members, in which case one member of the Audit Committee) may fix the time and place of its meetings unless the Manager(s) shall otherwise provide.

          (d)   The Audit Committee shall keep minutes of its proceedings and shall report the same to the Manager(s) at the meeting next succeeding, and any action by the Audit Committee shall be subject to revision and alteration by the Manager(s), provided that no rights of third persons shall be affected by any such revision or altercation.

          (e)   Members of the Audit Committee may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in a person at the meeting.

          (f)    Subject to the provisions hereof, the Manager(s) shall have the power at any time to change the membership of the Audit Committee, to fill all vacancies, to designate alternative members to replace any absent or disqualified members or to dissolve the Audit Committee.

SECTION V

LIABILITY AND INDEMNIFICATION

        5.1    Liability of Member.

          (a)   A Member shall be liable only to make the payment of the Member's capital contribution. No Member shall be liable for any obligations of the Company. After the Member's capital contribution has been paid, the Member shall not be required to make any further capital contribution or lend any funds to the Company.

          (b)   No distribution of cash made to the Member shall be determined a return or withdrawal of a capital contribution unless so designated by the Manager(s) in their sole and exclusive discretion, and the Member shall be obligated to pay any such amount to or for the account of the Company or any creditor of the Company.

          (c)   Except as otherwise provided herein, the Member with a negative balance in such Member's capital account shall have any obligation to the Company or any other Member to restore said negative balance to zero.

        5.2    Indemnification.    The Committee Members and the Manager(s) and their Affiliates and their respective stockholders, directors, officers, partners, agents, employees, heirs, and personal representatives (individually, an "Indemnitee") shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of the fact that such Persons is or was a Committee Member, Manager, or an Affiliate thereof or a stockholder, director, officer, agent, partner or employee thereof, which relates to or arises out of the Company, its assets, business or affairs, if in each of the foregoing cases (i) the Indemnitee acted in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee's conduct was unlawful and (ii) the Indemnitee's conduct did not constitute gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (i) or (ii) above. Any indemnification pursuant to this Section V shall be made only out of the assets of the Company and no Manager, Member, or Committee Member shall have any personal liability on account thereof.

        5.3    Expenses.    Expenses (including reasonable legal fees) incurred by an Indemnitee in defending or investigating any actual or threatened claim, demand, action, suit or proceeding described in Subsection 5.2 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section V.

        5.4    Non-Exclusivity.    The indemnification and advancement of expenses provided by, or granted pursuant to, this Section V shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, the Articles, this Operating Agreement, any other agreement, the consent of the sole Member a policy of insurance, or otherwise, and shall not limit in any way any right that the Company may have to make additional indemnifications with respect to the same or different persons or classes of persons. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section V shall continue as to a Person who has ceased to be Manager or Committee Member and shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of such a Person.

        5.5    Insurance.    Upon the approval of the Member, the Company may purchase and maintain insurance on behalf of the Committee Members or Manager(s) against any liability asserted against them and incurred by them in such capacity, or arising out of their status as Committee Members or Manager(s), whether or not the Company would have the power to indemnify them against such liability under this Section V.

        5.6    Reliance by Manager(s).    In discharging his or her duties, any Committee Member or Manager, when acting in good faith, may rely upon information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by (a) one or more officers or employees of the Company whom the Manager or Committee Member reasonably believes to be reliable and competent in the matters presented, (b) counsel, public accountants, or other persons as to matters that the Manager or Committee Member believes to be within that person's professional or expert competence, or (c) a committee of Manager(s) upon which a Manager or Committee Member does not serve, duly designated according to law, as to matters within its designated authority, if the Manager or Committee Member reasonably believes that the committee is competent.

SECTION VI

TRANSFERS OF INTERESTS

        6.1    Transfer Permitted.    A Member may transfer its interest in the Company at any time without restriction.

        6.2    Additional Members.    After the formation of the Company, any Person acceptable to the Manager(s) and the sole Member may become an Additional Member of the Company for such consideration the Manager(s) shall determine. No Additional Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company.

SECTION VII

DISSOLUTION AND TERMINATION

        7.1    Events Causing Dissolution.    The Company shall be dissolved upon the first to occur of the following events:

          (a)   The consent vote of the Member to dissolve;

          (b)   Except as otherwise agreed upon in this Operating Agreement, any other event causing a dissolution of the Company under the provisions of the Act.

        7.2   Cash Distributions Upon Dissolution.

          (a)   Upon the dissolution of the Company as a result of the occurrence of any of the events set forth in Subsection 7.1, the Manager(s) shall proceed to liquidate the Company and the liquidation proceeds shall be applied and distributed in the following order of priority:

            (i)    First, to the payment of debts and liabilities of the Company in the order of priority as provided by law (other than any loans or advances that may have been made by the Member to the Company) and the expenses of liquidation.

            (ii)   Second, to the establishment of any reserve that the Manager(s) may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Such reserve may be paid over by the Manager(s) to any attorney at law, or other party acceptable to the Member, as escrow agent to be held for disbursement in payment of any of the aforementioned liabilities and, at the expiration of such period as shall be deemed advisable by the Manager(s), for distribution of the balance, in the manner hereafter provided in this Section VII.

            (iii)  Third, to the repayment of any loans or advances that may have been made by the Member to the Company, but if the amount available for such repayment shall be insufficient, then pro rata on account thereof.

            (iv)  Fourth, to the Member.

SECTION VIII

ACCOUNTING AND BANK ACCOUNTS

        8.1    Fiscal Year and Accounting Method.    The fiscal year and taxable year of the Company shall be the same as the fiscal year of the sole Member unless otherwise designated by the Manager(s) and approved by the Member. The Manager(s) shall also determine the accounting method to be used by the Company.

        8.2    Books and Records.

          (a)   The books and records of the Company shall be maintained at the principal office of the Company.

          (b)   Each Member (or such Member's designated representative) shall have the right during ordinary business hours and upon reasonable notice to inspect and copy (at such Member's own expense) all books and records of the Company.

        8.3    Financial Reports.    As soon as reasonably practicable after the end of each fiscal year of the Company, the Company shall cause to be prepared and delivered to the Member all information with respect to the Company necessary for the Member's federal and state income tax returns.

        8.4    Tax Returns and Elections.    The Company shall cause to be prepared and timely filed all federal, state and local income tax returns or other returns or statements required by applicable law. The Company shall claim all deductions and make such elections for federal or state income tax purposes which the Manager(s) reasonably believe will produce the most favorable tax results for the Member. Unless otherwise designated by the Member, the Company shall be considered a sole proprietorship for federal and state income taxes (where applicable).

        8.5    Bank Accounts.    All funds of the Company shall be deposited in a separate bank, money market or similar account(s) approved by the Manager(s) and in the Company's name. Withdrawals therefrom shall be made only by persons authorized to do so by the Manager(s).

SECTION IX

MISCELLANEOUS

        9.1    Title to Assets.    Title to all assets acquired by the Company shall be held in the name of the Company. The Member shall not individually have any ownership interest or rights in the assets of the Company.

        9.2    Nature of Interest in the Company.    A Member's interest shall be personal property for all purposes.

        9.3    Amendment.    Except as otherwise expressly provided elsewhere in this Operating Agreement, this Operating Agreement shall not be altered, modified or changed except by a written document duly executed by the Member at the time of such alteration, modification or change.

        9.4    No Third Party Rights.    None of the provisions contained in this Operating Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company.

        9.5    Severability.    In the event any provision of this Operating Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Operating Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

        9.6    Binding Agreement.    Subject to the restrictions on the disposition of Interests herein contained, the provisions of this Operating Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

        9.7    Headings.    The headings of the Articles and sections of this Operating Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

        9.8    Interpretation.    Except as otherwise provided herein, to the extent provisions or terms of this Operating Agreement are subject to varying interpretations or constructions, the parties intend that such provisions and terms be interpreted consistent and in accordance with any similar provisions and terms set forth in Chapter 608, Florida Statutes as amended from time to time or any successor statute.

        9.9    Governing Law.    This Operating Agreement shall be construed according to and governed by the laws of the State of Florida.

        This Operating Agreement is executed as of the date first written above.

GOLF TRUST OF AMERICA, L.P.
By:	GTA GP, Inc., its general partner
By:	/s/ W. BRADLEY BLAIR II
Name: W. Bradley Blair II
Title: President

SCHEDULE A TO
OPERATING AGREEMENT OF

GTA-IB, LLC

Member Name	Membership Interest
GOLF TRUST OF AMERICA, L.P.	100%